EXHIBIT 10.1

                        MOBILE REACH INTERNATIONAL, INC.
                      AMENDED STANDARD TERMS OF EMPLOYMENT
                                  ALL EMPLOYEES


     THIS AGREEMENT is made effective April 28, 2005, between Mobile Reach International, Inc., a North Carolina corporation with the mailing address of 2054 Kildaire Farm Road #353, Cary, North Carolina ("Company"), and A. Christopher Johnson (the "Employee").

     The following terms of employment are agreed to by the Parties:

     1. Engagement. Company agrees to engage Employee and Employee accepts an engagement from Company to serve as Chief Executive Officer subject to change as appropriate to the needs of the Company. Employee shall at all times serve in a "C-Level" capacity and shall perform such duties as are customarily associated with his then current titles, consistent with the By-laws of the Company and as required by the Company's Board of Directors (the "Board").

     2. Commitment. During and throughout the term of this Agreement Employee will devote Employee's a minimum of 40 hours per week working time, attention, and energies to carry out, fulfill and perform the duties and responsibilities to be performed by Employee under the terms of this Agreement, and as assigned to Employee by Company from time to time, and shall, during the term of this Agreement, be allowed engage in any other business activity as specifically sanctioned by the Board of Directors of the Company. Employee's commitment under this Agreement shall be full-time which means a minimum of 40 hours per week. This provision shall not be construed as preventing Employee from investing Employee's assets in other businesses; provided, however, that Employee shall not devote any time to any business that would violate Employee's Special Terms and Conditions of Employment, which are ancillary to this Agreement.

     3. Compensation.

     3.1 Employee shall be paid an initial annual salary of one hundred twenty thousand dollars ($120,000) (the "Initial Salary") payable in equal biweekly installments by the 5th business day following the last day of each two week period, or in such other intervals during the year as Company regularly pays its other employees. Such annual salary shall be reduced if employee selects the vacation purchase option per Section 4(a).

     3.2 Immediately after the closing by the Company of a round of financing in excess of one million dollars ($1,000,000), whether said round is closed in one or more closings, Employee shall be paid an annual salary of $175,000 (the "Later Salary"), payable on the same terms as his Initial Salary or any subsequent salary is being paid as of the closing of the financing. Such annual salary shall be reduced if employee selects the vacation purchase option per
Section 4(a).

     3.3 Beginning on 1-May-2005, Employee shall be eligible to receive a bonus (the "Quarterly Bonus") as follows: For each fiscal quarter that Quarterly Goals are met by Employee, Employee shall be paid a bonus amount up to $20,000 . Quarterly Goals that apply to a specific fiscal quarter shall be delivered to Employee in writing before the 30th day after the start of each fiscal quarter by the Board on such Quarterly Goals. If Board does not set Quarterly Goals by the 30th day after the start of a fiscal quarter, then 100% of the Bonus amount associated with the Quarterly Goals shall be paid to the Employee for that fiscal quarter. Such "Quarterly Bonus" shall be payable to Employee by the 30th business day following the last day of the regular two week pay period which includes the last calendar day of the fiscal quarter.

     3.4 In the event that Employee's employment with the Company is terminated without Cause, then Company shall pay to Employee a severance payment equal to three (3) months of the then current Employee salary. Such payment shall be made to Employee by the fifth business day following the last of the regular two week pay period which includes the termination date. For purposes of this Paragraph 3.4, termination for "Cause" shall mean termination of employment due to Employee's substantive breach of the terms of this Agreement; substantive breach of the Special Terms of Employment Agreement by and between Employee and Company of even date herewith; material failure by the Employee to comply with the policies or directives of the Board of Directors; any illegal or dishonest

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action that is materially detrimental to the Company; or failure to faithfully carry out the duties of his position, provided that, in the case of such failure to faithfully carry out the policies or directives of the Board of Directors, or to carry out the duties of his position, the Company shall provide at least thirty (30) days' written notice of such failure to perform during which time Employee will be given an opportunity to remedy the situation and will be given an opportunity to present his case to the Board of Directors prior to termination.

     3.5 Upon the mutual agreement of Executive and the Company, the Employee may be entitled to convert any accrued but unpaid Salary into incentive stock options to purchase shares of the Company's common stock, par value $0.0001 per share, ("Common Stock") at an exercise price equal to the closing price (on the principal exchange on which the Common Stock is traded) of the Common Stock on the business day immediately preceding the date of conversion which options shall vest as of the date of conversion (the "Options"). In the event the Company has insufficient registered shares of Common Stock to issue the Options to Executive at the time of conversion, the Employee agrees to enter into any agreement reasonably required by the Company with respect to appropriate restrictions and filing requirements relating to the Options.

     3.5 All applicable federal and state taxes and other governmental assessments shall be deducted from Employee's salary and bonuses set forth above, as required by law. Except as provided above, Employee's salary shall be subject to adjustment from time to time, as the Corporation finds appropriate.

     4. Benefits.

     a. Vacation. Employee is eligible for one of the following vacation plans based on which plan is initialed by both Employee and President:

     _______      _______     two (2) weeks of paid vacation every calendar
                              year, which will accrue at the rate of three 3 hours per 2 week pay period. If this option is initialed by both Employee and President, then
                              100% of base salary shall be paid to Employee as specified in Section 3.1.

     _______      _______     three (3) weeks of paid vacation every calendar
                              year, which will accrue at the rate of four and one half (4 1/2) hours per 2 week pay period. . If this option is initialed by both Employee and President, then 98% of base salary shall be paid to Employee as specified in Section 3.1.

     _______      _______     four (4) weeks of paid vacation every calendar
                              year, which will accrue at the rate of six 6 hours per 2 week pay period. . If this option is initialed by both Employee and President, then 96% of base salary shall be paid to Employee as specified in Section 3.1.

Vacation days not used by 31-December of the calendar will carry over to the next calendar year, up to a limit of five (5) days or forty (40) hours. Unused vacation days not carried over shall be forfeited and no payment shall be made for forfeited vacation days. Upon termination of Employee's employment with the Company, Employee shall be entitled to compensation in respect of earned but unused vacation. This policy overrides any policies in Employee Manual even if such Employee Manual policy is published after the effective date of this Agreement.

          b. Sick and Personal Leave. Effective on 1-Jan-2005, the existing policy for Sick and Personal Leave shall be replaced by the policy outlined in this paragraph. The Employee shall be eligible for up to five (5) days of paid sick and personal leave each calendar year. All five (5) sick and personal leave days are available right at the beginning of the calendar year and those sick and personal leave days not used in a given calendar year shall not carry over to the following calendar year. No payment shall be made for unused sick and personal leave. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the President. Once effective, this policy overrides any policies in Employee Manual even if such Employee Manual policy is published after the effective date of this Agreement.

          c. Holidays. Effective on 1-Jan-2005, the existing policy for Holidays shall be replaced by the policy outlined in this paragraph. The Employee shall be entitled to such paid holidays as are provided to the other Company

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employees. At the present time Company provides for nine (9) holidays each calendar year, which are: New Years' Day, Memorial Day, 4th of July, Labor Day, Thanksgiving Day, the Friday after Thanksgiving Day, Christmas Day, and two (2) days at the Employee's discretion, subject to prior management approval. At the end of each calendar year, unused holidays shall be forfeited and no payment shall be made for forfeited holidays. The holiday policy of the Company is subject to change by the Company in its sole discretion and at any time. Once effective, this policy overrides any policies in Employee Manual even if such Employee Manual policy is published after the effective date of this Agreement.

     d. Other Benefits. Employee shall be entitled to all fringe benefits, including without limitation all group benefit plans or arrangements, offered and available from time to time to employees of the Company. For the purpose of the Company's policies regarding any benefit that vests over time, whether that benefit currently exists or is offered in the future, to the fullest extent permitted by law, Employee shall receive time credit for the full period of time he has been employed by the Company. Nothing paid to Employee under any plan or arrangement shall be deemed to be in lieu of compensation otherwise payable to Employee pursuant to this Paragraph 4.

     e. Expenses. During the term of this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in performing services on behalf of Company, including all expenses of travel, provided that such expenses are documented by proper receipts and in accordance with travel and reimbursement policies established by Company.

     5. Drug Use. Employee acknowledges that the use, possession, or sale of narcotics, hallucinogens, depressants, stimulants, marijuana, or other controlled substances other than alcohol on Company premises or while in pursuit of Company business is prohibited. (This does not apply to medication prescribed by a licensed physician and taken in accordance with such prescription). The use of the above substances on or away from Company premises or of any other substance such as alcohol so as to adversely affect Employee's job performance, or which may reflect unfavorably on public confidence in the manner in which Company carries out its responsibilities is also prohibited. This section is not intended to prohibit the use of alcohol in conjunction with business entertainment or in office related formal or informal social activities so long as the use of alcohol does not affects Employee's job performance, or which may reflect unfavorably on public confidence in the manner in which Company carries out its responsibilities. During the term of Employee's employment, Employee may be required to undergo physical examinations and/or medical tests by a health care professional and tests to determine the presence of drugs, as required by the Company and as permitted by law.

     6. Term and Termination.

     a. Employee may terminate his employment at any time upon written notice to Company.

     b. Company, by action of all of its members of the Board of Directors other than employee, may terminate Employee at any time, at-will, and without Cause as defined in Section 3.4. In such case, Company shall be obligated to make the payments set forth in Section 3.4, as applicable.

     b. If the Company terminates Employee at-will and without cause, the Company will pay employee all Commissions payable by Company within three (3) months of termination date. Such Commissions will be paid based on the schedule outlined in the Sales Commission and Bonus Agreement separately executed by Employee and Company.

     c. In addition, Company, by action of all of its members of the Board of Directors other than employee, may terminate Employee immediately upon the happening of any of the following ("Cause"):

     1. Employee's death; or

     2. Except as may otherwise be provided under the Americans with Disabilities Act, Employee's disability defined as Employee becoming ill or injured or otherwise so incapacitated that Employee cannot, in the opinion of the President, carry out and perform Employee's duties, and such incapacity continues for a period in excess of three (3) months; or

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     3. Dissolution of Company or discontinuance of its business; or

     4. Employee's violation of representations or obligations of this Agreement, or of Employee's Special Terms and Conditions of Employment; or

     5. Violation of Company's consistently applied and documented policies or procedures made known to all employees, unwillingness to perform or insubordination with respect to reasonable task requests within the employee's line of responsibility, commission of a crime against the company or its employees, dishonesty or other material breach of ethical or professional standards.

     d. Upon termination, Company shall make a final payment of all amounts due for any reason no later than four (4) months after the termination date, provided that any salary due and payable to Employee shall be paid no later than the next pay period net of any amounts due from Employee to Company. As a condition to final payment, Employee shall sign a release indicating that no further compensation of any type is due prior to receiving the final payment.

     e. Notwithstanding any such termination, the obligations and restrictions imposed on the Employee pursuant to the Special Terms and Conditions of Employment shall survive termination of this Agreement and shall exist in accordance with the terms of that document.

     7. Employee Handbook. From time to time, Company may distribute employee manuals or handbooks, and officers or other representatives of Company may make written or oral statements relating to Company's policies and procedures. Employee shall abide by such policies, procedures and statements. No policies, procedures, or statements of any nature by or on behalf of Company (whether written or oral, and whether or not contained in any formal employee manual or handbook) shall be construed to modify this Agreement or Employee's Special Terms and Conditions of Employment.



     This Agreement is effective as of the date first above written and is executed in duplicate originals.


Employee                                    Mobile Reach Technologies, Inc.

     ________________________               By:_______________________________
     Employee                               _________________________, President

     ________________________
     Witness




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